Exhibit 10.23

AMENDED & RESTATED SEVERANCE RIGHTS AGREEMENT

This Amended & Restated Severance Rights Agreement (the “Agreement”) is made and entered into by and between KENNETH C. CUNDY, PHD (the “Executive”) and XENOPORT, INC., a Delaware corporation (the “Company”), effective as of December 20, 2012 (the “Effective Date”). The Company appreciates the important contributions that the Executive has made as XenoPort Fellow since June 2012. The Company and the Executive now desire that the Executive continue in his current role in a more formal, non-transitional, capacity. Therefore, this Agreement replaces and supersedes all prior agreements on the subject matter of this Agreement, including, but not limited to, the Severance Rights Agreement between the Executive and the Company dated June 1, 2012 (the “Prior Agreement”).

1. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment has been, is and will continue to be at-will. If the Executive’s employment terminates for any reason, whether or not in connection with a Change of Control, the Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(a) Position and Duties. Effective on December 20, 2012, the Executive began serving in a regular (not transitional) full time capacity as the Company’s Chief Scientific Officer. As Chief Scientific Officer, the Executive will report to, and is expected to perform the reasonable duties requested of him from time to time by, the Company’s Chief Executive Officer. At all times, the Executive is expected to continue to comply with the Executive’s contractual and fiduciary obligations to the Company, including, but not limited to, full compliance with the Company’s policies and procedures.

(b) Compensation and Employee Benefits. Executive’s current base salary is and will continue to be $362,440.00 on an annualized basis. The Executive will continue to be eligible to participate in the Company’s employee benefit plans under the terms and conditions of those benefit plans, as may be amended from time to time by the Company.

(c) Equity Compensation. The Executive currently holds a number of outstanding stock options and unvested RSUs granted under the Company’s compensatory equity plans (the “Equity Awards”). The Company acknowledges that neither the Executive’s transition to XenoPort Fellow, nor to Chief Scientific Officer, resulted in a break of continued service to the Company. The Executive’s Equity Awards continue to be subject to the stock plans under which they were granted, and the applicable award agreements, except as expressly modified by this Agreement.

(i) The Company and the Executive hereby amend the Executive’s currently-outstanding Equity Awards that are stock options (the “Current Options”) to remove the extended exercise period that was adopted by amendment to the Current Options set forth in Section 3(d) of the Prior Agreement (the “First Amendment”) so that, as of the Effective Date, the post-termination exercise periods applicable to the Current Options will be those post-termination exercise periods in effect under the original stock option award agreements that govern each of the Current Options, as in effect immediately before the adoption of the First Amendment. The Executive expressly acknowledges that either of the First Amendment and/or this amendment may have caused his Current Options to cease to qualify as incentive stock options.

2. Conditions to Severance Benefits. All of the severance payments, benefits and rights that Executive may receive on a termination of employment under this Agreement are subject to and contingent upon: (a) the Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A (the “Release”) as of a date not later than the 60th day following the Executive’s “separation from service”, as defined under Treasury Regulations Section 1.409A-1(h) and without regard to any alternative definition thereunder (“Separation from Service”), (b) the Executive’s resignation from all positions the Executive holds with the Company and its affiliates as of the date of the Separation from Service (or such other date requested or permitted by the Board of Directors of the Company (the “Board”), and (c) the Executive’s continued compliance with all of the Executive’s obligations to the Company and its affiliates, including, but not limited to, obligations under this Agreement and the Employee Proprietary Information Agreement between the Company and the Executive, dated March 15, 2000 (such agreement, as amended from time to time, or any successor agreement, the “Confidentiality Agreement”), (with (a) through (c) collectively referred to as the “Severance Conditions”).

3. Severance – No Change of Control. If the Executive’s employment with the Company is terminated (x) either (1) by the Company without Cause and other than as a result of death or disability, or (2) by the Executive for Good Reason (either such termination, provided it is also a Separation from Service, a “Qualifying Termination”), and (y) at any time other than during the period beginning three months prior to, and ending 18 months after the closing of, a Change of Control (such 21 month period, the “Change of Control Period”), then the Executive will be eligible to receive the following benefits, subject to the Executive’s satisfaction of the Severance Conditions:

(a) Base Salary. The Company will pay, as severance, continued payment of the Executive’s then-current base salary (ignoring any reduction in base salary that forms the basis for Good Reason) for the first 12 months following the Separation from Service, on the Company’s normal payroll schedule; provided, however, that no payments will be made until the 60th day following the Separation from Service in order to comply with Section 409A (such 60th day, the “Initial Payment Date”), and on such day, the Company will make a lump sum payment of the base salary that would have been paid through the Initial Payment Date had payments commenced immediately following the Separation from Service, with the balance paid thereafter on the original schedule.

(b) Pro-Rated Bonus. The Company will pay, as severance, a lump sum payment under the terms of the annual cash bonus plan in place for the year in which the Qualifying Termination occurs, equal to the product of (i) a fraction, the numerator of which is the number of days in the calendar year of termination from January 1 through the date of the Qualifying Termination and the denominator of which is 365 (the “Service Fraction”), and (ii) the actual cash bonus the Executive would have earned, based on actual Company and, if applicable, individual performance, had the Executive remained employed through the payment date under the annual cash bonus plan for that year. This pro-rated bonus payment will be paid on the same date that active employees are paid the cash bonus under that annual cash bonus plan, but in all cases not later than March 15 of the year following the year of the Qualifying Termination.

(c) COBRA Payments. If the Executive is participating in the Company’s group health insurance plans on the date of the Qualifying Termination, and timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or, if applicable, comparable state or local insurance laws (“COBRA”), then the Company will pay, directly to the COBRA carrier, as and when due, the COBRA premiums necessary to continue such health insurance coverage for the Executive and his eligible dependents (“COBRA Continuation Payments”) until the earliest of: (i) the first 12 months of COBRA coverage following the Executive’s Separation from Service, (ii) the expiration of eligibility for COBRA coverage, or (iii) the date when Executive or his dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment

(such period, the “COBRA Payment Period”). However, if at any time the Company determines, in its sole discretion, that the Company’s payment of the COBRA Continuation Payments would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or otherwise result in a material penalty to the Company, then in lieu of providing the COBRA Continuation Payments for the remainder of the COBRA Payment Period, the Company will instead pay the Executive, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Continuation Payments for that month, subject to applicable tax withholdings. In all cases, the Company will make the first payment under this clause on the Initial Payment Date in an amount equal to the aggregate payments that the Company would have paid through such date had such payments commenced on the Separation from Service, with the balance of the payments paid thereafter on the schedule described above. If the Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Executive must immediately notify the Company of such event, and all payments and obligations under this clause will immediately cease.

4. Severance - Change of Control Period. If the Executive suffers a Qualifying Termination during the Change of Control Period, then the Executive will be eligible to receive the following benefits, subject to the Executive’s satisfaction of the Severance Conditions:

(a) Base Salary. The Company will pay, as severance, continued payment of the Executive’s then-current base salary (ignoring any reduction in base salary that forms the basis for Good Reason) for the first 18 months following the Separation from Service, on the Company’s normal payroll schedule; provided, however, that no payments will be made until the Initial Payment Date, and on such day, the Company will make a lump sum payment of the base salary that would have been paid through the Initial Payment Date had payments commenced immediately following the Separation from Service, with the balance paid thereafter on the original schedule.

(b) Pro-Rated Bonus. The Company will pay, as severance, a lump sum payment under the terms of the annual cash bonus plan in place for the year in which the Qualifying Termination occurs, equal to the product of (i) the Service Fraction and (ii) the then-current target annual cash bonus (ignoring the effect of any reduction in base salary that forms the basis for Good Reason in determining the target bonus amount) that the Executive was eligible for under the annual cash bonus plan for that year. This pro-rated bonus payment will be paid on the later of (i) the Initial Payment Date and (ii) the day immediately prior to the effective date of the Change of Control (such later date, the “Determination Date”).

(c) COBRA Payments. If the Executive is participating in the Company’s group health insurance plans on the date of the Qualifying Termination, and timely elects to continue such coverage under COBRA, then the Company will provide the COBRA Continuation Payments, but for up to 18 months, under the same terms and conditions set forth under Section 3(c) above.

(d) 150% Target Bonus. In addition to the pro-rated bonus described in Section 4(b) above, the Company will pay, as severance, an amount equal to 150% of the Executive’s then-current target annual cash bonus (ignoring the effect of any reduction in base salary that forms the basis for Good Reason in determining the target bonus amount), payable in equal installments over the first 18 months following the Separation from Service, on the Company’s normal payroll schedule; provided, however, that no payments will be made until the later of (i) the Initial Payment Date and (ii) the Determination

Date, and on such later date, the Company will make a lump sum payment of these target bonus amounts that would have been paid through such date had payments commenced immediately following the Separation from Service, with the balance paid thereafter on the original schedule.

(e) Vesting Acceleration. The Company will accelerate in full the service-based vesting requirements of all of the Executive’s then-outstanding compensatory equity awards, with such accelerated vesting effective as of the Determination Date. For clarity, this Section 4(e) does not provide for the waiver of, or deemed satisfaction of, any performance-based vesting requirements applicable to any compensatory equity awards.

5. Section 409A. It is intended that all of the benefits provided under the Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and the Agreement will be construed to the greatest extent possible as consistent with those provisions, taking into account the effect of the status of the benefits under the Prior Agreement on this Agreement. To the extent not so exempt, the Agreement (and any definitions under the Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under the Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Agreement will at all times be considered a separate and distinct payment. If the Board determines that any of the payments in connection with a Separation from Service constitute “deferred compensation” under Section 409A, and if the Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), at the time of his Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments due on a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of the Executive’s Separation from Service, and (ii) the date of the Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to the Executive a lump sum amount equal to the sum of the payments that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

6. Section 280 - Best After Tax. If any payment or benefit the Executive would receive from the Company or otherwise in connection with a change of control of the Company (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and, (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (a) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (b) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit (as determined in accordance with the cancellation/reduction order below) notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options (in the reverse order of the date of grant); (3) cancellation of accelerated vesting of stock options (in reverse order of exercise price, that is, cancelling the highest priced options first); and (4) reduction of other benefits paid to the Executive. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. The Executive has no rights to receive any Excise Tax gross up on any Payments. The Company will select a reputable third-party professional firm to make all determinations required to be made under this Section 6. The Company will bear all reasonable expenses with respect to the determinations by such firm required to be made hereunder.

7. Duty of Loyalty & Confidentiality.

(a) Confidentiality Agreement. The Executive acknowledges and agrees that at all times during his employment with the Company he has been in compliance with, and he represents that he will continue to comply with, the terms of the Confidentiality Agreement. The Executive understands and agrees that as part of the consideration for the payments by the Company to the Executive under this Agreement, the Executive must remain in compliance with the terms of the Confidentiality Agreement following his Qualifying Termination, including, but not limited to, the obligations of confidentiality and non-solicitation, as well as any comparable duties (such as the duty of loyalty) under applicable law.

(b) Non-Disparagement. The Executive understands and agrees that as part of the consideration for the payments by the Company to the Executive under this Agreement, at all times during the Executive’s employment and during any period in which he is receiving severance benefits following a Qualifying Termination, the Executive will not take any actions to disrupt the Company’s business or tarnish the Company’s reputation. Without limitation, the Executive will not (i) disparage the Company or its officers, directors, employees, stockholders, parents, subsidiaries, affiliates and agents, including, but not limited to, statements that may be harmful to its or their business, business reputation or personal reputation, or (ii) interfere or attempt to interfere with any existing relationship between the Company and any Company customer or supplier. Nothing in this paragraph is intended to restrain the Executive in any manner from (x) engaging in any lawful profession, trade or business of any kind, (y) seeking legal counsel or (z) making truthful statements as required by law.

(c) Enforcement. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 7 (including any breach of the Confidentiality Agreement, collectively, the “Covenants”) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company will be entitled to immediately cease paying any amounts remaining due under this Agreement. It is expressly understood and agreed that although the Executive and the Company consider the Covenants to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the Covenants will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any of the Covenants is unenforceable, and such Covenant cannot be amended so as to make it enforceable, such finding will not affect the enforceability of the remainder of the Covenants. In any action, suit or proceeding to enforce the Covenants, the prevailing party will be entitled to an award of its or his reasonable attorneys’ fees and costs incurred.

8. Definition of Terms.

(a) “Cause” will mean: (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive; (ii) the Executive’s conviction of or plea of nolo contendre to a felony; (iii) a willful act by the Executive that constitutes gross misconduct and that is injurious to the Company; or (iv) following delivery to the Executive of a written demand for performance from the Company that describes the basis for the Company’s belief that the Executive has not substantially performed his duties, continued violations by the Executive of the Executive’s obligations to the Company that are demonstrably willful and deliberate on the Executive’s part.

(b) “Change of Control” has the meaning of “Change in Control” set forth in the Company’s 2005 Equity Incentive Plan, as of the date of this Agreement, except that if required for compliance with Section 409A, in no event will a Change of Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(c) “Good Reason” will mean any of the following conditions arising without the Executive’s prior written consent:

(i) a material reduction in the Executive’s annual base compensation;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities but only if such diminution happens during the Change of Control Period; or

(iii) a requirement that the Executive relocate his principal work location to a location that increases the Executive’s one-way commute by more than forty (40) miles;

provided, however, that in any case, the Executive must (A) provide the Company with written notice setting forth with specificity the occurrence of such act or event within thirty (30) days after such act or event first occurs, (B) allow the Company thirty (30) days to cure such act or event from the date it receives such notice, and (C) if the Company does not cure such act or event within such period, the Executive’s resignation from all positions he then holds is effective not later than sixty (60) days after the conclusion of such cure period. Neither entry into this Agreement, nor the occurrence of the changes to the terms of the Executive’s employment set forth herein, will provide a basis for resignation for Good Reason.

9. Successors.

(a) Company’s Successors. This Agreement will be binding upon any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(b) Executive’s Successors. The Executive may not assign his obligations hereunder. The rights of the Executive hereunder will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement must be given in writing and will be deemed to have been duly given if (i) delivered personally, (ii) delivered by overnight courier service, (iii) mailed by registered mail, return receipt requested, postage prepaid, or (iv) sent via facsimile or email (with the receipt function turned on) to the Company’s facsimile numbers and email addresses. Notices sent by personal delivery, registered mail, or overnight courier will be deemed given when delivered and notices sent by facsimile transmission or email will be deemed given upon the sender’s receipt of confirmation of complete transmission.

11. Offsets. The Company will reduce the Executive’s benefits under this Agreement by any statutory severance obligations or other contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Executive by the Company (or any successor thereto) that are due in connection with the Executive’s Qualifying Termination and that are in the same form as the benefits provided under this Agreement (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (b) a written employment, severance or equity award agreement with the Company, (c) any Company policy or practice providing for the Executive to remain on the payroll for a limited period of time after being given notice of termination, and (d) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. If the Executive is indebted to the Company on the effective date of his Qualifying Termination, the Company reserves the right to offset the payment of any severance benefits under this Agreement by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws.

12. Miscellaneous Provisions.

(a) No Duty to Mitigate. Except with respect to COBRA benefits, the Executive is not required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any compensation that the Executive may receive from any other source.

(b) Amendment; Waiver. No provision of this Agreement will be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing by the adversely affected party. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same, including the Prior Agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to conflict of laws rules.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(f) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY:	XENOPORT, INC.

	By:	/s/ Ronald W. Barrett
Ronald W. Barrett, PhD

EXECUTIVE:	KENNETH C. CUNDY, PHD

/s/ Kenneth C. Cundy

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE, dated as of             , 20    (this “Agreement”), is entered into by and between Kenneth C. Cundy, PhD (“Executive”) and XenoPort, Inc. (the “Company”). The Executive’s employment with the Company has terminated effective             , 20    . As set forth in the Amended & Restated Severance Rights Agreement between the Executive and the Company dated December 20, 2012, Executive and the Company hereby agree as follows:

1. Executive will be provided severance pay and other benefits (the “Severance Benefits”) set forth in Section     of the Amended & Restated Severance Rights Agreement, subject to his satisfaction of the conditions for payment set forth therein and in this Agreement.

2. Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (collectively, the “Company Releasees”), from any and all claims, liabilities and obligations, both known and unknown (each, a “Claim”) that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive signs this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to Executive’s employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to Executive’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

3. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided that, Executive does not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Amended & Restated Severance Rights Agreement that expressly survive the termination of Executive’s employment with the Company, (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, or (iii) any rights to indemnification preserved under any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws, or (iv) with respect to any claims that cannot legally be waived.

4. Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and

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voluntarily waive the remainder of said 21-day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

5. Executive will have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

6. Executive acknowledges having read and understood Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to Executive’s release of any claims hereunder.

7. Executive hereby represents that Executive has been paid all compensation owed and for all hours worked; has received all the leave and leave benefits and protections for which Executive is eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and has not suffered any on-the-job injury for which Executive has not already filed a workers’ compensation claim.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

XENOPORT, INC.

By:

EXECUTIVE

KENNETH C. CUNDY, PHD

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